Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

RELEASE AND TERMINATION AGREEMENT

THIS RELEASE AND TERMINATION AGREEMENT (this “Agreement”), dated September 4, 2025 (“Effective Date”), is by and among, on the one hand, ATHENA BITCOIN, INC., a Delaware corporation, with an address at 1 SE 3rd Avenue, Suite 2740, Miami, Florida 33131 (“Athena”), and, on the other hand, TAPROOT ACQUISITION ENTERPRISES, LLC, a Delaware limited liability company, with an address at P.O. Box 192135 Miami Beach, Florida 33139 (“Taproot”), WILLIAM MGT LLC, an Illinois limited liability company, with an address at P.O. Box 192135 Miami Beach, Florida 33139 (“William Mgt”), BTML, LLC, a Florida Limited Liability Company with an address of P.O. Box 192135, (“BTML”) and PSBC, LLC, a Delaware limited liability company, with an address at P.O. Box 192135 Miami Beach, Florida 33139 (“PSBC” and together with BTML, William Mgt and Taproot, the “Taproot Parties,” and together with Athena, each a “Party” and collectively, the “Parties”).

RECITALS

A. Taproot and Athena are parties to the following agreements pursuant to which, among other things, Taproot agreed to sell, and Athena agreed to purchase, certain of Taproot’s interests in Bitcoin ATMs, in each case as more particularly described therein: (i) that certain Equipment Financing Agreement dated November 2, 2023 (the “November 2 Agreement”); (ii) that certain Equipment Financing Agreement dated December 31, 2023 (the “December 31 Agreement”); and (iii) that certain Equipment Financing Agreement dated February 23, 2024 (the “February 23 Agreement” and together with the November 2 Agreement and the December 31 Agreement, collectively, the “Original Equipment Financing Agreements”).

B. Taproot, Athena, and KGPLA are parties to a certain Intercreditor Agreement dated November 1, 2023 (“Intercreditor Agreement”) as it relates to certain Bitcoin ATMs subject to the November 2 Agreement.

C. In connection with the Original Equipment Financing Agreements, Taproot and Athena entered into that certain Omnibus Equipment Refinancing Agreement dated September 19, 2024 (as amended by the Amendment to Omnibus Agreement dated October 30, 2024 by and between Taproot and Athena, the “Omnibus Agreement”), pursuant to which, among other things, Taproot and Athena agreed to modify the payments required to be made by Athena under the Original Equipment Financing Agreements, as more particularly set forth in the Omnibus Agreement.

D. Taproot and Athena are parties to a certain Equipment Financing Agreement dated October 30, 2024 (the “2024 Equipment Financing Agreement”), pursuant to which, among other things, the parties agreed (i) to amend and supersede, in certain respects, the Original Equipment Financing Agreements and an Equipment Financing Agreement between Taproot and Athena dated May 4, 2024 (the “May 4 Agreement”), and (ii) establish a framework for Taproot to supply future Bitcoin ATMs to Athena, in each case as more particularly described therein.

E. Pursuant to the 2024 Equipment Financing Agreement, Athena agreed, among other things, to make the following payments to Taproot (capitalized terms used but not defined in this paragraph shall have the meanings given to such terms in the 2024 Equipment Financing Agreement): (I) the Unit Purchase Price, consisting of the Down Payment described in Section 2(a)(i) thereof and the Aggregate Equipment Purchase Price described in Section 2(a)(ii) thereof; (II) any applicable Additional Unit Purchase Price as described in Section 2(b) thereof; (III) the Additional Payment described in Section 2(c) equal to one-half of one percent (0.5%) of Purchaser’s revenue derived from the sale of Bitcoin in each location Athena maintains during the term in the continental United States.

F. Pursuant to Section 2(c)(i) of the 2024 Equipment Financing Agreement, the parties agreed that Athena would have the right to buy out its Additional Payment obligations by exercising a Buy-Out Option (as defined therein) at any time following the satisfaction of Athena’s obligations to pay the Unit Purchase Price and any applicable Additional Unit Purchase Price (the “2024 Financing Royalty Buy-Out”).

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G. To secure its obligation to pay Taproot the Unit Purchase Price and any Additional Unit Purchase Price as contemplated in the 2024 Equipment Financing Agreement and perform its obligations in connection therewith, Athena granted Taproot a first priority security interest in all of the Bitcoin ATMs sold pursuant to the 2024 Equipment Financing Agreement, as set forth in Section 4 thereof (the “2024 Financing Security Interest”).

H. Taproot and Athena are parties to a Location Referral Agreement dated February 14, 2025 (the “Location Agreement”), pursuant to which Taproot agreed to, among other things, identify merchant locations for Athena to place its Bitcoin ATMs and assist Athena in entering into merchant agreements for its Bitcoin ATMs.

I. In consideration of the services provided by Taproot in connection with the Location Agreement, Athena agreed to pay Taproot a Services Fee (as defined in the Location Agreement) equal to one half of one percent (0.5%) of Athena’s gross revenue derived from the sale of Bitcoin in each location that is an Accepted Merchant (as defined in the Location Agreement) with which Athena enters into an Athena Merchant Contract (as defined in the Location Agreement).

J. Pursuant to Section 9 of the Location Agreement, the parties agreed that Athena would have the right to terminate the Location Agreement for convenience by exercising a Buy-Out Option (as defined therein) with respect to the remaining Services Fees at any time following the six-month anniversary thereof (the “Location Agreement Buy-Out”).

K. William Mgt and Athena are parties to a certain Client Services Agreement executed on April 26, 2024 (the “Client Services Agreement”), pursuant to which, among other things, William Mgt agreed to provide Athena with certain services and support including ATM warehousing, administrating servicing, maintaining, servicing and merchant services, as provided in Section 3 of the Client Services Agreement.

L. In consideration of the services provided by William Mgt in connection with the Client Services Agreement, Athena agreed to pay William Mgt a monthly flat fee payment, as provided in Section 4 and Exhibit B to the Client Services Agreement.

M. Pursuant to Section 7 of the Client Services Agreement, Athena and William Mgt agreed that either party may terminate the Client Services Agreement with or without cause upon thirty days written notice.

N. PSBC and Athena are parties to a certain Development Services Agreement dated June 19, 2024, and a certain First Amendment to the Development Services Agreement dated July 24, 2025 (together, the “Development Agreement”), pursuant to which, among other things, PSBC agreed to develop and sell a Bitcoin ATM software platform to Athena, as provided in a Statement of Work attached as Exhibit A to the Development Agreement.

O. In consideration of the software development and services provided by PSBC in connection with the Development Agreement, Athena agreed to make certain payments to PSBC based on future ATM transactions, as provided in Section 5.1 of the Development Agreement.

P. While Athena granted a security interest to PSBC to secure its payments obligations, as provided under Section 5.2 of the Development Agreement, such security interest has since been extinguished through performance (the “Development Agreement Security Interest”).

Q. Pursuant to Section 8 of the Development Agreement, Athena and PSBC agreed that the agreement would continue until all obligations of the parties were performed, or until terminated.

R. Athena and Taproot have been in discussions to terminate, satisfy and discharge their respective obligations under the Omnibus Agreement, the 2024 Equipment Financing Agreement, the Location Agreement, the Client Services Agreement, the Development Agreement, and any other agreements, contracts, or arrangements between the Taproot Parties and Athena, whether written or oral, known or unknown, existing now or in the past (collectively, the “Subject Agreements”), and the Parties have agreed to terminate such agreements and release all obligations with respect thereto upon the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENTS

1. Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the applicable Subject Agreement.

2. Conditions Precedent to Termination of the Subject Agreements. Subject to the terms and conditions of this Agreement, and upon the satisfaction of the following conditions precedent, each of the Subject Agreements shall be terminated:

(a) Payments by Athena. Upon execution of this Agreement, Athena shall pay to the Taproot Parties via wire transfer in U.S. Dollars, a total of Nine Million U.S. Dollars ($9,0031,578.28) (the “Termination Payment”) with the following payment schedule:

(i) Three Million Dollars ($3,031,578.28) upon execution of this Agreement;

(ii) [***] weekly for [***] weeks beginning on the Friday following the execution of this Agreement with such payment being made via ACH to the account designated by the Taproot Parties contemporaneously with the execution of this Agreement.

(A) It shall be an Event of Default if Athena fails to make a payment to Taproot in accordance with section 2(a)(ii) within five business days following receipt of written notice by Taproot to Athena to cure such breach. If Athena is in Default pursuant to this section the outstanding balance owed to Taproot shall accelerate and become immediately due and payable to Taproot.

(b) Taproot shall receive the Termination Payment as agent for the Taproot Parties and such Termination Payment shall be allocated among the Taproot Parties as the Taproot Parties shall reasonably determine. Taproot shall indemnify and hold Athena harmless from and against any and all claims, liabilities, losses, or expenses arising out of or relating to Taproot’s role as payment agent for the Taproot Parties.

(c) Athena may, in its sole discretion, prepay the Termination Payment. In the event Athena prepays the Termination Payment in full on or before: i) October 15, 2025, it shall receive an early payment discount of Seven Hundred, Fifty Thousand Dollars ($750,000) off of the total balance owed; or ii) November 30, 2025, it shall receive an early payment discount of Five Hundred Thousand Dollars ($500,000) off of the total balance owed.

3. Title to Assets. Taproot represents and warrants that title to the Bitcoin ATMs listed on Schedule A attached hereto is being sold and transferred to Athena free and clear of any liens and restrictions. The Bitcoin ATMs listed on Schedule B hereto are subject to a dispute of title as a result of UCC filing and lawsuit by and from SandP Solutions, LLC (the “Cloud on Title”). Taproot shall work diligently to resolve such UCC filing and lawsuit prior to Athena’s satisfaction of its obligations in Section 2 hereof. To the extent the Cloud on Title is not resolved prior to Athena satisfying its obligations in Section 2 hereof, the parties will work cooperatively to reach a resolution regarding the Cloud on Title.

4. Access to Warehouse. As a condition of Athena performing its obligations in Section 2 hereof, Taproot shall grant access to Athena or it is representatives to its warehouse located at 1233 West 18th Street in Indianapolis, Indiana so that Athena can inventory and remove the Bitcoin ATMS and any related component parts located in the warehouse. Taproot shall cooperate in good faith with Athena in such process.

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5. Effect of Termination. Subject to the satisfaction of the conditions set forth in Section 2, the Subject Agreements shall be of no further force and effect, and the Parties’ obligations thereunder shall be terminated and fully and finally released in every respect. For clarity, all provisions in each of the Subject Agreements that purport to survive termination of such Subject Agreements, including but not limited to any warranty or indemnification by any party thereto, shall be terminated and shall be of no further force or effect; provided, however, that this termination and release shall not apply to, and shall expressly exclude, any third-party claims and/or litigation which would be indemnifiable under such Subject Agreements and of which the other Party had actual knowledge of as of the Effective Date.

(a) Release of Liens. Contemporaneously with the execution of this Agreement, Taproot shall sign a UCC-3 with respect to any UCC filings the Taproot Parties have filed against Athena or any of its affiliates, including but not limited to the 2024 Financing Security Interest, which shall be held in escrow by Patzik, Frank & Samotny Ltd. until the conditions in Section 2(a)(i) and (ii) hereof are satisfied in full at which time Taproot will file the UCC-3. To secure Athena’s payment obligations set forth in Section 2(a)(i) and (ii), Athena hereby grants Taproot a security interest in the Bitcoin ATMs listed on Schedule A and B and accessions and proceeds related thereto until the payments obligations herein are satisfied in full.

(b) Development Agreement Matters. For purposes of Section 3 of the Development Agreement, the satisfaction of Athena’s obligations set forth in Section 2(a)(1) hereof shall be deemed to be receipt by PSBC of the full Payment Amount, as defined in the Development Agreement and the Second Amendment to the Development Services Agreement dated May 14, 2025. Accordingly, (i) the Development Agreement Security Interest has been released, (ii) ownership of the New Technology and all associated Intellectual Property Rights has transferred to Athena, and (iii) the Source Code (as defined in the Development Agreement) has been released and transferred to Athena as required therein including under Section 5.2 of the Development Agreement. Any related rights, licenses, or interests necessary for Athena to use the Source Code which have not already been released or transferred shall be released or transferred simultaneously with the execution of this Agreement.

(c) Ownership of Kiosks. It is the intent of all Parties that, as part of this Agreement, and upon satisfaction of Athena’s obligations in Section 2(a)(1) hereof, the Taproot Parties will no longer own any Bitcoin ATM kiosks nor retain any right to place any kiosk pursuant to any merchant agreement. If, it is found that any Taproot Party holds an interest in any kiosk which predates the Effective Date, such Taproot Party shall cooperate in good faith with Athena and, upon Athena’s reasonable determination, enter into and execute any necessary agreement or document to assign such interest to Athena.

6. Mutual Release.

(a) In consideration of the covenants, agreements, and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever arising out of or relating to the Subject Agreements, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement.

7. Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full power, authority, and legal right to enter into this Agreement and to perform its obligations hereunder.

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(b) The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d) It shall, at the reasonable request of the other Party, execute and deliver such further documents and take such further actions as may be necessary or desirable to effectuate the intent of this Agreement.

(e) Its execution, delivery and performance of this Agreement will not result in contravention of (i) its constitutive documents, (ii) any contractual provision to which it is subject or by which its assets are bound, (iii) any laws, rules or regulations applicable to it or its property, or (iv) any judgment, injunction, order or decree binding on it or any of its assets.

(f) It has not assigned any interest in any of the Subject Agreements to a third party.

(g) It has not engaged any subcontractor or agent in connection with the performance of any of its obligations under any of the Subject Agreements.

(h) There are no oral agreements or modifications purporting to bind Athena, on the one hand, and any Taproot Party, on the other hand, with respect to the matters addressed in the Subject Agreements.

(i) It (i) knows of no Claims against the other Party relating to or arising out of the Agreement that are not covered by the release contained in Section 6, (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims, and (iii) is not aware of any third-party claim, either threatened or which it could reasonably believe may be alleged against the other Party in connection with the Agreement.

(j) There are no actions, suits, or proceedings pending or, to its knowledge, threatened against such Party before any court or governmental authority that would affect such Party’s ability to perform its obligations under this Agreement or the validity or enforceability of this Agreement. This section excludes Seller’s lawsuit pending and active with SandP Solutions, LLC.

(k) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 7, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY.

8. Confidentiality. Each Party acknowledges the confidential nature of the terms and conditions of this Agreement and the Subject Agreements and the information disclosed pursuant to the Subject Agreements (including the fact that any payment is being made and the amount of any such payments) (collectively, the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s employees, advisors, and other representatives who need to know the Confidential Information to assist such Party, including financial partners, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, provided that such employees, advisors, and other representatives are bound by confidentiality obligations no less restrictive than those set forth herein,(b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement, or (c) as may be required by law, regulation, or court order, in which case the disclosing Party shall, to the extent permitted by law, provide prior written notice to the other Party as soon as reasonably practical. Each Party shall be responsible for any breach of this Section 8 caused by any of its affiliates, employees, advisors, or other representatives.

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9. RESTRICTIVE COVENANTS.

(a) NON-SOLICITATION; NON-COMPETE; NON-CIRCUMVENTION. For a period expiring three (3) years from the Effective Date hereof, Taproot Parties and its principals’ covenants and agrees that they shall not, directly or indirectly, engage in any business or commercial activity that is competitive with the business of the Client or any of its affiliates. Furthermore, Taproot Parties and its principals will not in connection with their performance of the Services directly or indirectly solicit, divert, take away or attempt to solicit, circumvent, divert or take away any of the Client’s clients, Third-Party Providers, contractors, employees, or known client prospects. The Parties agree that: (a) this provision does not impose an undue hardship on Taproot Parties and its principals, and is not injurious to the public; (b) this provision is necessary to protect the business of the Client or any of its affiliates, including their trade secrets and Confidential Information; (c) the scope of this Section is reasonable in terms of length of time and geographic scope; (d) adequate consideration supports this covenant not to compete, including consideration herein. The aforementioned notwithstanding, Athena acknowledges and consents to Taproot continuing to receive residual payments and/or outstanding payment obligations from the following companies: i) One Bit Ata Time, LLC, ii) National Air of Texas, Inc.; iii) Express BTM, LLC; and iv) Cryptobase, LLC (the “Continuing Payment Obligations”). Provided however, the Continuing Payment Obligations shall not otherwise waive, modify or alter the obligations of the Taproot parties herein, including but not limited to selling Bitcoin ATMs or identifying new locations for Bitcoin ATMs without the express written consent of Athena.

(b) NON-DISPARAGEMENT. It is understood and agreed by the Parties and their respective officers, directors, and management personnel, that the Parties shall not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the other Party. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, customers, potential customers, vendors, employees (past and present) and the news media, to the extent within the control of the Parties and their respective officers, directors, and management personnel. In the event such a communication is made to anyone it shall be considered a material breach of the terms of this agreement. This clause shall survive the termination of this Agreement. Notwithstanding the foregoing, it shall not be considered a breach of this provision for any statements made to (i) any regulatory body or law enforcement agency, or (ii) in connection with any litigation.

(i) This non-disparagement clause is a necessary condition and covenant of the settlement referenced herein, and any violation of this “non-disparagement” clause would represent a material breach of this Agreement, entitling the Party about whom or which the disparaging statement was made to immediate relief. The Parties agree that it would be impossible, impractical or extremely difficult to fix the actual damages suffered by violation of this “non-disparagement” clause, and accordingly hereby agree that the disparaged Party may enforce this paragraph against the violating Party, and the violator shall be liable to the disparaged Party for payment of liquidated damages in the amount of Ten Thousand Dollars ($10,000.00) for each occurrence after the execution hereof where a violation has been determined by a court of competent jurisdiction, without prejudice to the right any party to also seek injunctive or other equitable relief.

10. Indemnification. In connection therewith, each Party agrees to indemnify, defend and hold harmless each of the other Parties released hereunder from and against any claims which may be asserted against them, based upon, arising out of, relating to, or in connection with any damages resulting from the breach of any representation, warranty, or covenant contained in this Agreement.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Miami, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

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(b) The failure of either Party to enforce any one or more of the terms or conditions of this Agreement will not be deemed a waiver of such terms or conditions or limit the right to enforce any term and condition. All rights and remedies provided are cumulative and are not exclusive of any rights or remedies provided by law.

(c) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(d) If any provision of this Agreement contemplates the execution of further agreements between the Parties, the Parties shall act in good faith and take all steps necessary to promptly negotiate and enter into such agreements on terms consistent with this Agreement.

(e) Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(f) The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(i) Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Agreement (including the fees and expenses of its advisors, accountants, and legal counsel).

(j) This Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person/person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Parties hereby designate all Releasees as third-party beneficiaries of Section 6 having the right to enforce such Sections.

(k) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically shall be effective as delivery of an original executed counterpart of this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BTML, LLC	ATHENA BITCOIN, INC.

By /s/ Jordan Mirch	By	/s/ Matias Goldenhörn
Name: Jordan Mirch	Name: Matias Goldenhörn
Title: CEO	Title: CEO

TAPROOT ACQUISITION ENTERPRISES, LLC

	By	/s/ Jordan Mirch
Name: Jordan Mirch
Title: CEO

WILLIAM MGT, LLC

	By	/s/ Jordan Mirch
Name: Jordan Mirch
Title: CEO

PSBC, LLC

	By	/s/ Jordan Mirch
Name: Jordan Mirch
Title: CEO

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